AGREEMENT FOR AT-WILL EMPLOYMENT
WITH ASSIGNMENT OF INVENTIONS

THIS AGREEMENT FOR AT-WILL EMPLOYMENT WITH ASSIGNMENT OF INVENTIONS (this “Agreement”) is entered to be effective as of the 13th day of June, 2011, (the “Effective Date”) by 3DIcon Corporation, an Oklahoma Corporation (the “Company”) and Sid Aroesty (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into a written employment agreement to define the terms of their employment relationship; and

WHEREAS, as a condition of employment the Employee is willing to accept, be bound by, and faithfully comply with the terms, conditions and certain restrictive covenants set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Company and the Employee hereby agree as follows:

1.   Representations and Warranties. Employee represents and warrants to the Company that he is not subject to any written or verbal nonsolicitation, noncompetition agreement, confidentiality, nonuse or nondisclosure agreement which will have any effect on Employee’s employment with the Company and that he has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.   Employment; Duties.  Effective on the Effective Date, the Company hereby employs Employee as the Chief Executive Officer (“CEO”), and Employee hereby accepts such employment on the terms and conditions in this Agreement.  Unless otherwise directed by the Company’s Board of Directors, and subject to modification or reassignment as determined in the sole discretion and judgment of the Board of Directors, the Employee shall report directly to and be supervised by the Board of Directors, and perform the duties and responsibilities normally incident to such a position.

Employee agrees to perform the Employee’s duties to the best of the Employee’s abilities and to the satisfaction of the Company.  Employee shall serve the Company with loyalty and without any conflicts of interest.

3.   Compensation.  As compensation for the services to be rendered by the Employee to the Company pursuant to this Agreement, the Employee shall, during the term as defined below, be paid the following compensation and other benefits:

(a)
Base Pay.  The Company shall pay the Employee, or such designee, in a manner as the Employee instructs, an annual base pay of One Hundred Twenty Thousand and no/100 DOLLARS ($120,000.00), earned on a weekly basis, payable in arrears, pursuant to the Company’s normal payroll process in twenty-six equal installments payable on the 15th and 30th of each month of Four Thousand Six Hundred Fifteen and 38/100 DOLLARS ($4,615.38).  The base pay shall be reviewed not less than annually by the Board of Directors.  The first and final week of pay shall be prorated based on the number of days actually worked.

Stock Options:  The Employee shall also earn stock options in the following manner:  Five million options; 2 million of which are exercisable at the signing of this agreement and 3 million of which are exercisable during the term of this agreement and upon the completion of the Trade Show Prototype, as determined by the board of directors of the company.

The Strike price for the options will be the average of the five day period prior to the signing of this agreement.  The options may be exercised for a period of five years.

(b)
Bonus Pay.  The Employee also may earn bonus pay at the Company’s discretion. If the Employee’s employment is terminated by either party before the bonus becomes earned, due, and payable, the Employee shall not be entitled to the bonus.

(c)
Increases. Increases in the Base Pay and Bonus are not automatic, but are based upon the Employee’s performance, the Company’s financial condition and the discretion of the Board of Directors of the Company.

4.   Expenses.  The Employee shall be responsible for complying with the Company’s expense reimbursement, credit card use and motor vehicle policies.  The Employee shall be responsible for all such expenses other than the normal expenses incurred by the position, unless the Employee obtains advance written approval to incur such expenses from the Company’s Board of Directors.

5.   Non-Disclosure of Confidential Information.

(a)
The Employee acknowledges that, as a result of the Employee’s employment by the Company, the Employee will be making use of, acquiring, and/or adding to the Company’s and its affiliates’ Confidential Information (as defined below).  Except as required in the performance of Employee’s duties under this Agreement or except in those instances in which the Employee obtains the advance written approval of the Board of Directors of the Company, the Employee will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during the Employee’s employment or following termination.  Notwithstanding the foregoing, the Employee will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order; provided, that not less than ten days before such disclosure is made, Employee shall notify Company in writing of the demand for disclosure and attach a copy of the demand to such notice.

(b)
For purposes of this Agreement, “Confidential Information” means information, regardless of the medium in which it is stored, including without limitation, any business plan, financial records, contracts, customer and vendor lists, compilations, programs, devices, methods, techniques, processes, technologies, hardware, software, algorithms, data, intellectual property, ideas, disclosures, inventions, improvements, enhancements or derivatives thereof (whether patentable or patented, copyrightable or copyrighted, registerable as a tradename or registered as such), licenses, formulae, patterns, data, trade secrets, know-how, reports, notes, summaries, designs, cost estimates, unpublished patent applications, schema, samples, analyses, calculations, operations and other information, regardless of how generated or communicated, that:

(i)
derives independent economic value, actual or potential, in part from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; or

(ii)	is the subject of a contractual obligation of the Company to maintain its secrecy; or
(iii)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; or
(iv)	is wholly or partly owned by, or is licensed to, or by, the Company or its affiliates; or
(v)	is confidential, proprietary or competitively sensitive.

(c)
Without limiting the foregoing, the types and categories of information that the Company considers to be its Confidential Information include without limitation the following information that Employee knows or has reason to know that the Company or its affiliates intends or expects the secrecy of such information to be maintained, and as to which the Company or its affiliates has made reasonable efforts to maintain secrecy, including:

(i)	non-public information concerning or resulting from research and development work performed, sponsored or acquired by the Company or its affiliates;
(ii)
non-public information concerning the management, financial condition, financial operations, charter activities, marketing activities, sales and marketing strategies, customer information, channels of distribution, pricing policies and strategies and business plans of Company and its affiliates; and,

(iii)	non-public information acquired or compiled by the Company or its affiliates concerning actual or potential customers and competitors.

(d)	As used herein, “Confidential Information” does not include any information that:

(i)	is already (or otherwise becomes) publicly known, not as a result of any improper action or inaction of the Employee;
(ii)	is approved for release by written authorization of the Company; or
(iii)	is required to be disclosed by law or regulation; provided that disclosure is made to the Company as required above.

(e)
The Company may also advise the Employee from time to time as to, and the Employee agrees to abide by, restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements that contain restrictions upon the use or disclosure of such information.

6.	Property of the Company/Assignment of Inventions.

(a)
All Confidential Information, “Inventions” (as defined below), documents, encoded media, and other tangible items provided to the Employee by the Company or its affiliates, or prepared, generated, created, designed or conceptualized by the Employee or others in the performance of the Employee’s duties under this Agreement are and shall remain the property of the Company or its affiliates.  Upon termination of the Employee’s employment with the Company, the Employee will promptly deliver to the Company all such Confidential Information, documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, cds, dvds, notes or reproductions of any kind made from or about such documents, media, items or information contained therein, regardless of how the same may be stored.  Such delivery to the Company shall include all notebooks or other collections or compilations journaling or memorializing intellectual property generation or development, maintained by the Employee at any time during the Employee’s employment under this Agreement.

(b)
The following are owned solely by, and are the property of, the Company and, whether now existing or later created, are hereby unconditionally and irrevocably assigned by the Employee to the Company:  All intellectual property, ideas or inventions made by the Employee and all improvements, enhancements or derivatives of the intellectual property, ideas or inventions of others (whether patentable or patented, copyrightable or copyrighted, registrable as a tradename or registered as such) developed, prepared, generated, created, designed or conceptualized by the Employee during his employment under this Agreement  or the three years following the termination of the employment under this Agreement (collectively, “Invention(s)”).

(c)
The Employee agrees, without further compensation, to sign such additional instruments as the Company may from time to time request to provide further evidence of the Employee’s assignment to the Company of any right, title, claim or interest the Employee may have or claim in any Invention or any of the Company’s intellectual or proprietary property or any intellectual property referenced in Section 7.

7.	Nonsolicitation of Company Customers/Covenants Against Competition.

(a)
The Employee acknowledges the services he is to render to the Company following the execution of this Agreement are of a special or unusual character with a unique value to the Company the loss of which the parties agree cannot adequately be compensated by damages in an action at law.  In view of the Confidential Information known or to be obtained by, or disclosed to the Employee, as set forth above, the special training Employee will receive from Company, and as a material inducement to the Company to enter into this Agreement and pay the Employee the compensation stated in Section 3, the Employee covenants and agrees that during the Covenant Period, as defined below, the Employee will not, except as otherwise authorized by this Agreement, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, solicit, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, with whom the Employee has dealt as an actual or prospective customer or competitor of Company during the Employee’s employment hereunder.  This restriction applies regardless of geographic location, it being acknowledged by the parties that Company’s clients and competitors are not confined to a particular geographic area.

(b)
As used herein, the “Covenant Period” shall mean the period beginning on the Commencement Date and terminating two (2) years following the termination of Employee’s employment.  During the Covenant Period, the Employee shall not:

(i)	directly or indirectly cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or

(ii)
directly or indirectly cause, solicit, induce or encourage any actual or prospective customer of the Company or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship; or

(iii)	directly or indirectly solicit the sale of, or sell, goods, services or a combination of goods and services to the established customers of the Company.

(c)
As used in this Agreement, an “established customer” includes but is not limited to a person or entity which has been a customer of the Company at any time within the immediately preceding twenty-four (24) month period preceding the date of solicitation.

(d)
The Employee acknowledges that Company has made substantial investments to develop its business interests and goodwill, and to provide special training to the Employee for the performance of the Employee’s duties under this Agreement.  The Employee agrees that the limitations as to time, geographical area, and scope of activity to be restrained contained in this Section 8 are reasonable and are not greater than necessary to protect the goodwill or other business interests of Company.

8.           Indemnification.  The Company agrees to indemnify, defend and hold harmless Employee and TH Business Advisors, Inc., to the extent permitted by law, from and against the entirety of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (of any kind whatsoever, whether due or to become due, including liability for taxes), obligations, taxes (of whatsoever, including any interest, penalty or addition thereof, whether disputed or not), liens, losses, expenses, damages and fees, including court costs and reasonable attorney’s fees and expenses, that Employee and TH Business Advisors, Inc. may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Company in conjunction with this agreement, excluding from such, indemnity damages caused by the Employee’s and TH Business Advsors, Inc. fraud, negligence, misrepresentation, violation or alleged violation of laws, or willful misconduct.

9.           Term, Termination and Effects of Termination.  This Agreement shall continue for one (1) year unless sooner terminated at any time, upon sixty (60) days written notice, for any reason, or for no reason at all, by either the Company or the Employee.  In the event this Agreement shall not have been terminated by each anniversary of the execution hereof, it shall be automatically renewed for another year, subject to the same termination rights as are set forth in the first sentence of this Section.  Subject to offsets for amounts, if any, due to the Company from the Employee, upon the termination, by the Employee or the Company, voluntarily or involuntarily, the Company shall, on the next regular Company payday, pay to the Employee all base pay, bonus, as set forth above, and benefits that have been earned and are due as of the date of termination.

10.           Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party.

11.           Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Oklahoma, without regard to conflict of laws principles. The venue for any legal action commenced to resolve any disputes of any type or nature between the parties, including an action to enforce or interpret this Agreement, shall lie only in Tulsa County, Oklahoma.  Each party further submits to the exercise of personal jurisdiction over said party by the state and federal courts sitting in Tulsa County, Oklahoma.

12.           Remedies and Costs.  In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach or threatened breach by the Employee of any of the covenants in Sections 6, 7 or 8, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against the Employee to prevent or restrain any such breach.  Employee acknowledges and agrees that any such breach or threatened breach of any of the covenants in Sections 6, 7 or 8 will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company.  In any legal action between the parties, the prevailing party therein shall recover all costs, expenses and reasonable attorney's fees.

13.           Severability.  If for any reason any Section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be reformed to render it enforceable to the maximum extent permitted by law or, if not subject to or capable of judicial reformation, shall be severable from the remainder of the Agreement and shall not affect any other provision hereof, and the remainder of this Agreement shall be construed and enforced to remain in full force and effect.  In the event that any provision of Section 8 relating to the reasonableness of the restrictions against disclosure of confidential information, competition, or interference with business relations shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

14.           Notice.  Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to the Company at its principal place of business, or to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.

15.           Entire Agreement.  This Agreement contains the entire agreement and understanding by and between Employee and the Company with respect to the employment of Employee with the Company, and no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment not expressly set forth in this Agreement shall be of any force or effect.

16.           Amendments.  This Agreement may only be amended by a writing, which expressly states that it is an amendment to this Agreement and which is signed by an officer of the Company and Employee.  It may not be amended verbally or by a course of conduct.

17.           Assignment.  This Agreement may not be assigned by the Employee without the prior written consent of the Company.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement to be effective as of the day and year first above written.

COMPANY:

3DICON CORPORATION

By:	/s/ Martin Keating
Name:	Martin Keating
Title:	Chief Executive Officer
Address:	6804 S. Canton, Suite 150
Tulsa, OK 74136 - 3416

EMPLOYEE:

NAME

/s/ Sid Aroesty
Sid Aroesty

Address:
Address: